EXHIBIT 10.32

MEMORANDUM

To: Doris W. Skoch

From: Marc T. Giles

Date: January 21, 2004

Re: Addendum to Appointment Memorandum

     In your capacity as President of Spandex Ltd., you have agreed to relocate from the United Kingdom to Brussels, Belgium, effective July 15, 2003. The purpose of this Memorandum is to amend certain terms and conditions of my Memorandum to you dated May 23, 2002.

1. Vacation and Holiday Leave is deleted in its entirety and the following is substituted in lieu thereof:

Vacation and Holiday Leave. You will be entitled to vacation based on the policy in effect for employees of Spandex Brussels. You are subject to all local rules regarding the local public and business holiday schedules of Belgium.

2. Home Leave is deleted in its entirety and the following is substituted in lieu thereof:

Home Leave. The Company will provide return economy class airfare between Brussels, Belgium, and Hartford, Connecticut, or Oklahoma, for you and your husband and two children twice in each twelve (12) months offshore service. This airfare must be taken in travel and cannot be carried forward each year.

3. Housing and Transportation in the UK is deleted in its entirety and the following is substituted in lieu thereof:

Housing and Transportation in Belgium. In lieu of paying you housing differential allowances, Spandex is presently providing housing for you in Belgium. Spandex is also providing a car for your transportation needs in Belgium, this in lieu of the transportation differential. Any changes in these arrangements will require prior written authorization from me. Effective December 1, 2003, you no longer receive a mortgage allowance.

4. Tax Arrangements is deleted in its entirety and the following is substituted in lieu thereof:

Tax Arrangements. At the Company's expense, the accounting firm chosen by the Company, KPMG at this time, will prepare United States, Belgian, and UK tax returns for the duration of your Assignment, and for the year ending in which you are repatriated. You are responsible for complying with all requests by KPMG in this matter.

While on assignment, the intention is that you will pay the same amount in taxes on your employment income as if you were a resident of Connecticut. As we have agreed to continue paying you 100% of your salary and any bonus you may earn from the United States, the Company will withhold from your pay an appropriate amount of hypothetical tax. At the end of the year, a true-up will be done to adjust for any differences between the hypothetical taxes actually withheld and your final hypothetical tax liability had you remained a resident of Connecticut. KPMG will assist in the preparation and filing of your United States, Belgian and UK tax returns and will provide you and the Company the tax equalization settlement calculations.

All other terms of my May 23, 2002 Memorandum and the terms of my September 30, 2002 Memorandum to you remain unchanged. If this Memorandum sets forth your understanding on the subject matter hereof, please sign and return the enclosed copy of this Memorandum.

/s/ Marc T. Giles
Marc T. Giles President and Chief Executive Officer

Accepted and Agreed.

/s/ Doris W. Skoch___

Doris W. Skoch